Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-147157) of Zep Inc. of our report dated November 28, 2007 with respect to the combined financial statements and schedule of Zep Inc. included in this Annual Report (Form 10-K) for the year ended August 31, 2007.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 28, 2007